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                                                                   EXHIBIT 10.15

                             EMPLOYMENT AGREEMENT
                             --------------------

     This AGREEMENT made as of July 1, 1997, by and between Denver Arena Company, LLC, a Colorado limited liability company (the "Company"), whose members are Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent"), and Ascent Arena Corporation, a Delaware corporation and a wholly owned subsidiary of Ascent ("Arena"), and Timothy D. Romani, a resident of the State of Colorado (the "Executive").

     WHEREAS, Ascent through Ascent Sports, Inc., a wholly owned subsidiary of Ascent ("Sports"), controls The Denver Nuggets Limited Partnership (the "Basketball Club"), a Delaware limited partnership which owns and operates the Denver Nuggets professional basketball team (the "Basketball Team"), a franchise of the National Basketball Association (the "NBA"); and

     WHEREAS, Ascent and Sports are the sole members with joint and several management authority of Colorado Avalanche, LLC, (the "Hockey Club"), a Colorado limited liability company which owns and operates the Colorado Avalanche professional hockey team (the "Hockey Team"), a franchise of the National Hockey League (the "NHL"); and

     WHEREAS, the Company has proposed constructing, owning and managing, possibly with other joint venture partners, a new state-of-the-art arena in the Denver metropolitan area in which the Basketball Team and the Hockey Team would play their home games (the "Arena Project"); and

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to become an employee of the Company, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, the Company and the Executive agree as follows:

     1.   Employment; Duties.  (a)  Employment and Employment Period.  The
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Company shall employ the Executive to serve as (i) President of the Company and
General Manager of the Arena Project and (ii) such office with an affiliate of the Company as reasonably determined by the President and CEO of Ascent in connection with the sales and marketing of the proposed arena. Such employment shall be for a continuous period (the "Employment Period") commencing July 1, 1997 (the "Effective Date") and ending on July 1, 2002 with respect to the office set forth in

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clause (i) above, and for such periods as reasonably determined by the President and CEO of Ascent with respect to the offices set forth in clause (ii) above.

     (b)  Duties and Responsibilities.  The Executive shall report to the
          ---------------------------
President and CEO of Ascent, or its successor entity, which position is currently held by Charlie Lyons. The Executive shall have such duties and responsibilities in connection with the Arena Project as designated by the President and CEO of Ascent from time to time. The Executive shall be generally responsible for the matters set forth on Exhibit A attached hereto, and in the event that the President and CEO of Ascent proposes to add any significant duties and responsibilities which are beyond the scope of the matters set forth on Exhibit A, then prior to the Executive being required to assume such duties and responsibilities the Company agrees to negotiate in good faith with the Executive regarding whether there should be a commensurate increase in the Executive's compensation as set forth in Section 2. The Executive shall be primarily responsible for recruiting and hiring the Arena Project staff and consultants, including establishing the terms and conditions of employment or engagement, in accordance with policies and procedures of the Company and Ascent, which includes consultation with officers of Ascent as appropriate. The project staff and consultants will report directly to and be under the direct supervision of the Executive.

     (c)  Devotion to Interests of the Company.  During the Employment Period,
          ------------------------------------
the Executive shall render his business services solely in the performance of his duties hereunder. The Executive shall use his best efforts to promote the interests and welfare of the Company and its affiliates. Notwithstanding the foregoing, the Executive shall be entitled to undertake such outside activities as do not unreasonably interfere with the performance of his duties hereunder and are approved in advance by President and CEO of Ascent, such approval not to be unreasonably withheld.

     2.   Compensation and Fringe Benefits. In consideration for the services to
          --------------------------------
be performed and the obligations incurred by the Executive hereunder, and subject to the terms and conditions hereof, during the Employment Period the Executive shall be entitled to the following compensation and benefits.

     (a)  Base Compensation.  Effective as of January 1, 1997, the Company shall
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pay the Executive a minimum annual base salary ("Base Salary") at the rates per year set forth below with

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payments made in installments in accordance with the Company's regular practice for compensating executive personnel, provided that in no event shall such payments be made less frequently than twice per month.


          January 1, 1997 thru June 30, 1998      $200,000
          July 1, 1998 thru June 30, 1999         $210,000
          July 1, 1999 thru June 30, 2000         $220,000
          July 1, 2000 thru June 30, 2001         $230,000
          July 1, 2001 thru June 30, 2002         $240,000

The Base Salary for the Executive may be reviewed by the President and CEO of Ascent during the Employment Period for further increases in his sole discretion each year during the Employment Period commencing the second year of the Employment Period, subject to the approval of the Compensation Committee of the Board of Directors of Ascent (the "Compensation Committee") in its sole discretion. The Company shall include in the first paycheck prepared after the Executive executes this Agreement the amount necessary to effect the increase to $200,000 of the Executive's Base Salary as of January 1, 1997.

     (b)  Bonus Compensation.  (i) Annual Bonus.  The Executive will be eligible
          ------------------       ------------
to receive bonuses ("Annual Bonus") during the Employment Period in accordance with the following parameters: (A) the target bonus for each year during the Employment Period shall be 30% of Base Salary for achieving 100% of the target level for the performance measures; and (B) the performance measures, the relative weight to be accorded each performance measure and the amount of bonus payable in relation to the target bonus for achieving more or less than 100% of the target level for the performance measures shall be determined for each year during the Employment Period by the President and CEO of Ascent, after consultation with the Executive, subject to the approval of the Compensation Committee. Annual Bonuses shall be payable at such time as deemed appropriate by the President and CEO of Ascent and as approved by the Compensation Committee.

     (ii) Achievement Bonus.  In addition, the Company shall pay the  following
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Executive performance bonuses in not less than the following amounts upon accomplishment of the following events, 50% of each such amount to be payable upon or within fifteen (15) days after determination that the event has been accomplished , and the remaining 50% of such amount to be deposited into a deferred compensation account to be established by Ascent and payable pursuant to the terms set forth in clause 2(f) below:

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               (A)  Agreement in Principle Bonus.  Bonus in a lump sum amount of
                    ----------------------------
     $100,000 upon execution by Ascent or its affiliates and the City and County of Denver (the "City") of an agreement in principle, which need not be definitive documentation, but which sets forth all of the material terms of an agreement between Ascent and the City for the construction of the Arena.

               (B)  Groundbreaking Bonus.  Bonus in a lump sum amount of
                    --------------------
     $100,000 upon groundbreaking by the Company constituting actual commencement of the construction by the Company of the Arena Project ("Groundbreaking").

               (C)  Suite Bonus.  Bonus in a lump sum of $100,000 upon the
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     Company, or its designee, entering into binding and enforceable agreements to lease suites, beginning the first full year of operations at the new arena and continuing for initial terms of at least five (5) years, which agreements will produce revenues totaling at least $8,500,000.

               (D)  Completion Performance Bonus.  Bonus in a lump sum of
                    ----------------------------
     $150,000 if the date on which the Arena Project is completed (the "Completion Date") occurs on or before the scheduled completion date (the "Scheduled Completion Date") set forth on the schedule attached hereto as Exhibit B, as such schedule may be amended by mutual agreement of the Executive and the President and CEO of Ascent. The bonus provided in the preceding sentence shall still be paid if the Completion Date occurs within 150 days after the Scheduled Completion Date, provided that the amount of the bonus shall decrease by $25,000 for each 30 day period following the Scheduled Completion Date in which the Completion Date actually occurs. For purposes of this Agreement, the Completion Date shall occur on such date as the architect for the Arena Project certifies that the scope of the contract has been substantially performed and completed.

               (E)  Budget Performance Bonus.  Bonus in a lump sum of $150,000
                    ------------------------
     if the Arena Project is finally completed for an amount (the "Construction Budget") equal to or less than the projected amount of the budget for the Arena Project set forth on the budget attached hereto as Exhibit C (the "Projected Construction Budget"), as such budget may be amended by mutual agreement of the Executive and the President and CEO of Ascent. The bonus provided in the preceding sentence shall still be paid if the Construction

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     Budget exceeds the Projected Construction Budget by up to $5,000,000,
     provided that the amount of the bonus shall decrease by $25,000 for each $1,000,000 that the Construction Budget exceeds Projected Construction Budget.

          (c)  Fringe Benefits.  The Executive also shall be entitled to fringe
               ---------------
benefits commensurate with those of an executive of similar management level of Ascent and its affiliates (excluding On Command Corporation), including participation in the 1995 Key Employee Stock Plan, the Ascent Savings and Profit Sharing Plan (or successor 401(k) savings plan) and health, life and disability insurance programs. In this regard, the Executive shall be able to select between the benefit programs offered by either Ascent or Sports. Additionally, the Company shall provide the Executive with a car allowance during the Employment Period equal to $1,000 per month.

          (d)  Business Expenses.  The Company shall reimburse the Executive for
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(i) all reasonable expenses incurred in connection with travel and entertainment related to the Company's business and affairs, in accordance with Ascent's policies and procedures with respect to such reimbursements as in effect from time to time (which shall include, without limitation, reimbursement of cellular telephone charges relating to business usage), and (ii) Executive's reasonable legal fees and costs incurred in connection with the drafting, negotiation and execution of this Agreement; provided that such fees and costs shall not exceed $10,000.

          (e)  Tickets.  For so long as the Executive maintains his permanent
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residence in Colorado and, in each case, Ascent controls the Basketball Team,
Hockey Team or the Arena and has the authority to grant such complimentary tickets, Executive shall have the complimentary use of (i) four (4) season tickets in a prime location for both the Basketball Team and the Hockey Team and
(ii) four (4) tickets in a prime location to every event held at the new arena for which the Company or its affiliates control the right to receive more than a nominal number of tickets. The Executive agrees that these tickets shall not be club seats nor suites.

          (f)  Deferred Compensation Account.  The Company shall establish a
               -----------------------------
deferred compensation account qualifying as a "rabbi trust" (the "Deferred Account") into which 50% of the bonuses earned by the Executive pursuant to
Section 2(b)(ii) shall be deposited and held pursuant hereto. Funds deposited in the Deferred Account pursuant to this Agreement shall be invested

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pursuant to the direction of the Executive and he shall bear all risk of loss for all such investment decisions. Amounts deposited into the Deferred Account pursuant to this Agreement shall be paid to the Executive on the earlier of(i) July 1, 2002, (ii) the date the Executive is terminated by the Company without "cause" (as defined in Section 5(d) below), for disability, as provided in
Section 6(a) below, or as a result of the Executive's death, as provided in
Section 6(b) below), or (iii) the date the Executive terminated his employment pursuant to Section 5(c) below, or (iv) by mutual consent of the Employee and the Company.

               (g)  Stock Appreciation Rights. Effective on the date on which
                    -------------------------
COMSAT Corporation ("COMSAT") distributes its interest in Ascent common stock to COMSAT shareholders (the "Distribution Date"), the Company shall cause Ascent to grant to the Executive stock appreciation rights ("SARs") under Ascent's 1995 Key Employee Stock Plan payable only in cash but based upon the appreciation of 50,000 shares of Ascent Common Stock. The exercise price of the SARs shall be equal to $9.5250, which was the average of the high and low sales price of the Ascent Common Stock for the five trading days following the Distribution Date. The SARs shall be exercisable pursuant to the following schedule:

     (i)   2,500 SARs on or after June 27, 1997;

     (ii)  an additional 2,500 SARs on or after December 18, 1997;

     (iii) an additional 10,000 SARs on or after June 27, 1998;

     (iv)  an additional 5,000 SARs on or after December 18, 1998;

     (v)   an additional 10,000 SARs on or after June 27, 1999; and

     (vi)  an additional 20,000 SARs on or after June 27, 2000.

Notwithstanding the foregoing, 100% of the SARs shall immediately vest and become immediately exercisable, without any further action by the Executive, upon the occurrence of any "change of control" as defined in Section 14(a) below, or upon the occurrence of any event that results in Ascent's Common Stock no longer being traded on any of the New York Stock Exchange, American Stock Exchange or NASDAQ National Market System (including, without limitation, as a result of any "going private" transaction with Ascent). Such SARs shall be represented by a SAR agreement containing appropriate terms consistent with the provisions of this Agreement. The SARs, to

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the extent they remain unexercised, shall automatically and without further notice terminate and become of no further force and effect at the time of the earliest of the following to occur: (x) three months after the date upon which a termination for cause by the Company (as provided in Section 5(d)) shall have become effective and final; or (y) ten years after the Effective Date. In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization, merger, consolidation, subdivision, combination or other change which affects the character or amount of Ascent's common stock after the Distribution Date and prior to the exercise and/or expiration of all of the SARs, the number and exercise price of and/or the formula for determining the value of such unexercised SARs shall be adjusted in order to make such SARs, as nearly as may be practicable, equivalent in nature and value to the SARs that would have existed had such change not taken place. In addition, if Ascent adopts a stock-based incentive plan that in Executive's sole judgment provides for any term(s) more favorable to the grantee than any term(s) set forth above, Executive will be entitled to the benefit of such more favorable term(s) with respect to the SARs, other than with respect to the vesting schedule thereof, but in no event will any term(s) applicable to the SARs be less favorable to Executive than those set forth above. During the Employment Period, the Executive may be granted additional stock-based incentives as determined by the Compensation Committee in its sole discretion. Notwithstanding any other provision of this Agreement except Section 5(d), the Compensation Committee may in its discretion provide that any stock-based incentives granted to the Executive which have not vested prior to his termination of employment shall continue to vest in accordance with their original terms as if the Executive's employment had not terminated.

          (h)  Conflicting Provisions.  Solely to the extent of any conflict
               ----------------------
between the provisions of this Agreement and the provisions of any agreement between Executive, on the one hand, and Ascent and/or any of its affiliated or related entities, on the other hand, relating to stock-based incentives (including the SARs), life insurance, health insurance, any other employee equity participation, profit sharing or retirement plan, group health plan or other employee benefits (individually and collectively referred to herein as the "Fringe Benefits"), the provisions of this Agreement will control.

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     3.  Trade Secrets; Return of Documents and Property.
         -----------------------------------------------

               (a) Executive acknowledges that during the course of his employment he will receive secret, confidential and proprietary information ("Trade Secrets") of the Company and its affiliates and of other companies with which the Company and its affiliates do business on a confidential basis and that Executive will create and develop Trade Secrets for the benefit of the Company and its affiliates. Trade Secrets shall include, without limitation, architectural and engineering data, customer and other marketing data, custom databases, "know-how," formulae, secret processes or machines, inventions, computer programs (including documentation of such programs) and other information of a similar nature to the extent not available to the public, and plans for future development. All Trade Secrets disclosed to or created by Executive during the Employment Period shall be deemed to be the exclusive property of the Company. The Executive acknowledges that Trade Secrets have economic value to the Company due to the fact that Trade Secrets are not generally known to the public or the trade and that the unauthorized use or disclosure of Trade Secrets is likely to be detrimental to the interests of the Company and its affiliates. Executive therefore agrees to hold in strict confidence and not to disclose to any third party any Trade Secret acquired or created or developed by Executive during the term of this Agreement except (i) when Executive is required to use or disclose any Trade Secret in the proper course of the Executive's rendition of services to the Company or its Affiliates hereunder, (ii) when such Trade Secret becomes public knowledge other than through a breach of this Agreement, or (iii) when Executive is required to disclose any Trade Secret pursuant to any valid court order in which the Executive is compelled to disclose such Trade Secret. The Executive shall notify the Company immediately of any such court order in order to enable the Company to contest such order's validity. After termination of this Agreement, the Executive shall not use or otherwise disclose Trade Secrets unless such information (x) becomes public knowledge or is generally known in the entertainment industry among executives comparable to the Executive other than through a breach of this Agreement, (y) is disclosed to the Executive by a third party who is entitled to receive and disclose such Trade Secret, or (z) is required to be disclosed pursuant to any valid court order, in which case the Executive shall notify the Company immediately of any such court order in order to enable the Company to contest such order's validity.

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          4.   Discoveries and Works.  All discoveries and works made or
               ---------------------
conceived by the Executive in connection with and during his employment by the Company pursuant to this Agreement, jointly or with others, that relate to the Company's activities ("Discoveries and Works") shall be owned by the Company. Discoveries and Works shall include, without limitation, architectural and engineering developments, marketing plans and proposals, and other works of authorship, inventions, computer programs (including documentation of such programs), technical improvements, processes and drawings. The Executive shall
(i) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Company to evidence or better assure title to such Discoveries and Works in the Company, (ii) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign copyrights, trade secret protection or other protection of any and all such Discoveries and Works, and (iii) promptly execute, whether during his employment by the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain copyright and other rights for the Company and to protect their title thereto.

          5.   Termination.  This Agreement shall remain in effect during the
               -----------
Employment Period, and this Agreement and Executive's employment with the Company may be terminated as follows:

               (a) Subject to Section 5(c) below, this Agreement may be terminated by the Company, for any reason or for no reason, with or without notice to the Executive.

               (b) Prior to the Completion Date, this Agreement may be terminated by the Executive at any time upon 60 days advance written notice to the Company; after the Completion Date, this Agreement may be terminated by the Executive at any time upon 30 days advance written notice to the Company.

               (c) After the Groundbreaking, if this Agreement is terminated by the Company without "cause", as defined below, or by the Executive because (i) the Company, without the Executive's express written consent, substantially reduces his responsibilities as described in this Agreement, or (ii) a "Change of Control Event" (as defined in Section 14(a) below) has occurred, then the Executive shall be entitled to receive the following benefits for a period (the "Severance Period") equal to the longer of (x) one year following such termination or (y) the remaining period until July 1, 2002: (i) Base Salary determined

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in accordance with Section 2(a); and (ii) such bonuses as are based upon the accomplishment of any of the events set forth in Section 2(b) in a percentage equal to the percentage with respect to which the Executive made contributions to the accomplishment of such events, taking into consideration the Executive's involvement on the Arena Project since March 1, 1995; and (iii) if the SARs or any other equity incentives granted during the Employment Period have not previously vested, such incentives shall vest and become exercisable or payable, as the case may be. Unless the Company provides clear and persuasive evidence to the contrary, the Executive's percentage contribution to any such event shall be based upon his total time of service since March 1, 1995 divided by the total time from March 1, 1995 to accomplishment or reasonably projected date of accomplishment of the relevant event.

               (d) For purposes of this Agreement, the Company shall have "cause" to terminate the Executive's employment hereunder upon (i) the continued and deliberate failure of the Executive to perform his material duties, in a manner substantially consistent with the manner reasonably prescribed by the President and CEO of Ascent and in accordance with the terms of this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness), which failure continues for thirty business days following the Executive's receipt of written notice from the President and CEO of Ascent specifying the manner in which the Executive is in default of his duties, (ii) the engaging by the Executive in intentional serious misconduct that is materially injurious to the Company or its affiliates or their respective reputations, which misconduct, if it is reasonably capable of being cured, is not cured by the Executive within thirty business days following the Executive's receipt of written notice from the President and CEO of Ascent specifying the serious misconduct engaged in by the Executive, (iii) the conviction of the Executive of commission of a felony involving dishonesty or moral turpitude, whether or not such felony was committed in connection with the business of the Company or its affiliates, (iv) willful and intentional refusal of the Executive to conform to the rules and regulations of the NBA or the NHL which are applicable to the Executive, (v) physical or mental incapacity or death, in either case, as a result of intentional self-injury or drug or alcohol abuse, or
(iv) any breach by the Executive of Section 7 hereof. If the Company shall terminate the Executive's employment for "cause," the Company, in full satisfaction of all of the Company's obligations under this Agreement and in respect of the termination of the Executive's employment with the Company, shall

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pay the Executive his Base Salary through the date of termination of his employment, provided that any SARs or any stock options or other equity
            --------
incentives granted to the Executive under the Option Plan or any successor plan shall terminate three months after the date of termination of his employment for "cause".

               (e) The Executive has the duty to mitigate his damages, if any, arising from any termination of his employment by the Company, other than from a termination for cause, or by the Executive or the Company pursuant to Section 5(f). The Executive has a duty to seek out employment in a professional or sports management position. One hundred percent (100%) of any cash compensation the Executive received or will receive in any fiscal year of his employment by another entity or self-employment will be credited against the Company's annual Base Salary obligations under this Agreement.

               (f) In addition to the foregoing termination events, if the Company terminates this Agreement prior to Groundbreaking without "cause" as defined in Section 5(d), or if the Groundbreaking has not occurred prior to November 1, 1997, then either the Executive or the Company shall have the right to terminate this Agreement on 30 days prior written notice, and in the event of a termination pursuant to this clause, the Severance Period shall be equal to two years following the date of such termination.

               (g) In the event that the Executive terminates this Agreement pursuant to Section 5(c) above as a result of a Change in Control Event, then the Executive agrees to use his best efforts to effect an orderly transition to a new person or persons who will assume his duties and responsibilities in connection with the Arena Project, including assisting in hiring such person or persons, training related to the Arena Project, introductions to professionals working on the Arena Project, and identifying and providing all relevant documentation and information within the control of the Executive.

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          6.   Disability; Death.  (a)  If, prior to the expiration or
               -----------------
termination of the Employment Period, the Executive shall be unable to perform his duties by reason of disability or impairment of health for at least six consecutive calendar months, the Company shall have the right to terminate this Agreement by giving 60 days written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. Following the expiration of the notice period, the Employment Period shall terminate with the payment of the Executive's Base Salary for the month in which the Employment Period terminates; provided, however, that (i) the
                                        --------  -------
Executive shall be entitled to receive the performance bonuses determined in accordance with Section 2(b) and Section 5(c), and (ii) the SARs or any other incentives granted to the Executive shall become fully vested and shall terminate in accordance with their terms, but in no event less than one year after such termination, notwithstanding the limitations of Section 2(g) of this Agreement. In the event of a dispute as to whether the Executive is disabled within the meaning of this paragraph (a), or the duration of any disability, either party may request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examinations shall be borne by the Company.

               (b) If, prior to the expiration or termination of the Employment Period, the Executive shall die, the Company shall pay to the Executive's estate his Base Salary through the end of the month in which the Executive's death occurred, at which time the Employment Period shall terminate without further notice; provided, however, that (i) the Executive's estate shall be entitled to
        --------  -------
receive the performance bonuses determined in accordance with Section 2(b) and
Section 5(c), and (ii) the SARs or any other incentives granted to the Executive shall become fully vested and shall terminate one year after the date of termination of the Executive's employment for death, notwithstanding the limitations of Section 2(g) of this Agreement.

               (c) Nothing contained in this Section 6 shall impair or otherwise affect any rights and interests of the Executive under any compensation plan or arrangement of the Company or its affiliates.

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

          7.   Non-Competition.  (a)  The Executive acknowledges that:  (i) the
               ---------------
business of the Company (the "Business") is conducted in the State of Colorado;
(ii) the reputation and goodwill of the Company, which constitutes a part of the Business, are an integral part of the success of the Business throughout the areas where the Company conducts its business; and (iii) if the Executive deprives the Company of any of the Business's reputation and goodwill or in any manner utilizes its reputation and goodwill in competition with the Business, the Company will be deprived of the benefits of its Business. Accordingly, as an inducement for the Company to enter into this Agreement, the Executive agrees that for a period commencing as of the Effective Date and running through the earlier of (w) the date the Company terminates the Executive's employment without cause, (x) the end of the Employment Period if the Executive remains employed by the Company for the entire Employment Period, (y) one year following termination of the Executive's employment by the Company for "cause" as defined in Section 5(d) hereof, or (z) six months following termination of the Executive's employment by the Executive for any reason (other than a substantial reduction of his responsibilities or Change in Control Event pursuant to Section 5(c) hereof or pursuant to Section 5(f) hereof, in which case the provisions of this paragraph (a) shall not apply) (the "Non-Competition Period"), the Executive shall not in the State of Colorado, without the prior written consent of the President and CEO of Ascent, engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any arena or sports complex construction, development or management business which is or could reasonably expected to be competitive with any business conducted or intended to be conducted by the Company or its Affiliates in constructing, developing or managing the Arena Project.

               (b)  Non-Solicitation of Employees. During the Non-Competition
                    -----------------------------
Period, the Executive will not (for his own benefit or for the benefit of any person or entity other than the Company or its affiliates) solicit, or assist any person or entity other than the Company or its affiliates to solicit, any officer, director, executive or employee (other than an administrative or clerical employee) of the Company or its affiliates to leave his or her employment.

               (c)  Reasonableness; Interpretation. The Executive acknowledges
                    ------------------------------
and agrees that (i) the markets served by the Company include the State of Colorado and are not dependent on the geographic location of executive personnel or the businesses by which they are employed; (ii) the length of the Non-Competition Period is linked to the term of the Employment Period and the severance benefit provided for in Section 5(c); and (iii) the above covenants are reasonable as an inducement for the Company to enter into this Agreement, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company. In the event that the covenants in this Section 7 shall be determined by any court of competent jurisdiction in any action to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

               (d)  Investment. Nothing in this Agreement shall be deemed to
                    ----------
prohibit the Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Company or its Affiliates, provided that such investments (i) are passive investments
                   --------
and constitute five percent (5%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or (ii) are approved by the CEO of Ascent.

          8.   Liability Insurance.  The Executive shall be covered under the
               -------------------
liability insurance policy for directors and officers of Ascent and its affiliates to the same extent as other officers of Ascent and its affiliates.

          9.   Enforcement.  The Executive acknowledges that a breach of the
               -----------
covenants or provisions contained in Sections 3, 4, and 7 of this Agreement will cause irreparable damage to the Business, the Company and its affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that if the Executive breaches or threatens to breach any of the covenants or provisions contained in Sections 3, 4, and 7 of this Agreement, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond.

          10.  Severability.  Should any provision of this Agreement be
               ------------
determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.  Assignment.  The Executive's rights and obligations under this
               ----------
Agreement shall not be assignable by the Executive. The Company's rights and obligations under this Agreement shall be binding on the successors and assigns of the Company; provided, however, that this Agreement shall not be assignable by the Company, except in connection with a Change in Control Event.

          12.  Notices.  All notices and other communications which are required
               -------
or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method, provided
                                                                    --------
that in such case it shall also be sent by certified or registered mail, return receipt requested; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal
                                                           ----
Express); and upon receipt, if sent by certified or registered mail, return receipt requested. Unless otherwise changed by notice, in each case notice shall be sent to:

          If to Executive, addressed to:
               Timothy D. Romani
               1396 Gold Mine Lane
               Evergreen,  CO  80439

          If to the Company, addressed to:

               Charles Lyons
               Denver Arena Company, LLC
               c/o Ascent Entertainment Group, Inc.
               1200 Seventeenth Street
               Denver, Colorado 80202
               Telecopier No.:  (303) 595-0127

          With a copy to:

               Ascent Entertainment Group, Inc.
               Attention: Vice President, Legal Affairs
               1200 Seventeenth Street
               Denver, Colorado 80202
               Telecopier No.:  (303) 595-0127
               Attention:  Vice President, Business/Legal Affairs

          13.  Miscellaneous.  This Agreement constitutes the entire agreement,
               -------------
and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The validity, interpretation, performance and enforcement of the Agreement shall be governed by the laws of the State of Colorado. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          14.  Change of Control.
               -----------------

               (a) If, prior to the termination of the Employment Period, there is a "Change of Control Event" (as hereinafter defined in this paragraph (a)), the Executive shall have the right to terminate this Agreement in accordance with Section 5(c) by giving notice either prior to such Change in Control Event becoming effective or up to 180 days following such Change in Control Event, but termination pursuant to such notice shall not take effect in accordance with
Section 5(c) in any event prior to 120 days following such Change of Control Event, however payment on behalf of the Executive shall be made as set forth in
Section 5(c). The expiration of such 180-day notice period shall not affect the Executive's right to give notice otherwise under Section 5(c). A "Change of Control Event" shall mean and include either (x) Ascent no longer having beneficial ownership, directly or indirectly, of at least 50% of the Company, or (y) the occurrence of any of the following with respect to Ascent, or any of the following becoming highly likely to occur, in the determination of the Ascent Board of Directors: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of Ascent (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of Ascent entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from Ascent, (2) any acquisition by Ascent, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Ascent or any corporation controlled by Ascent or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of clause (iii) below; or (ii) individuals who, as of the date hereof, constitute the Board of Directors of Ascent (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Ascent's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Ascent (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business

Combination (including, without limitation, a corporation which as a result of such transaction owns Ascent or all or substantially all of Ascent's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Ascent or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the stockholders of Ascent of a complete liquidation or dissolution of Ascent.

          (b) In the event that Ascent adopts any "change of control" provisions applicable to any Ascent benefits plans providing for the accelerated vesting and/or payment of any benefits for its senior management group, to the extent that such provisions give Executive greater rights than those provided in paragraph (a) above, such provisions shall apply to the Executive to the same extent as other Ascent senior executives on a favored nations basis with respect to the benefits affected by such Ascent provisions.

          15.  Indemnification and Gross-up for Excise Taxes.
               ---------------------------------------------
               (a) The Company hereby indemnifies the Executive and holds the Executive harmless from and against any and all liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) the Executive may incur as a result of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar provision of state or local income tax law (the "Excise Tax"), to the end that the Executive shall be placed in the same tax position with respect to all payments under this Agreement and all other payments from the Company to the Executive in the nature of compensation as the Executive would have been in if the

Excise Tax had never been enacted. In furtherance of such indemnification, the Company shall pay to the Executive a payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes, including income taxes and the Excise Tax imposed on the Gross-Up Payment and any interest or penalties (other than interest and penalties imposed by reason of the Executive's failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross-Up Amount), the Executive shall be placed in the same tax position with respect to all payments under this Agreement and all other payments from the Company to the Executive in the nature of compensation as the Executive would have been in if the Excise Tax had never been enacted. At such time or times necessary to carry out the purposes of this Section 15 in view of the withholding requirement of Section 4999(c)(1) of the Code, but in no event later than December 31 of each year in which the Executive receives a payment from the Company under this Agreement or in the nature of compensation, the Company shall pay to the Executive one or more Gross-Up Payments for all payments under this Agreement and any other payments in the nature of compensation which the Company determines are "excess parachute payments" under
Section 280G(b)(1) of the Code ("Excess Parachute Payments"). If, through a determination of the Internal Revenue Service or any state or local taxing authority (a "Taxing Authority"), or a judgment of any court, the Executive becomes liable for an amount of Excise Tax not covered by the Gross-Up Payment payable pursuant to the preceding sentence, the Company shall pay the Executive an additional Gross-up Payment to make the Executive whole for such additional Excise Tax; provided, however, that, pursuant to Section 15, the Company shall have the right to require the Executive to protest, contest, or appeal any such determination or judgment. For purposes of this Section 15, any amount which the Company is required to withhold under Sections 3402 or 4999 of the Code or under any other provision of law shall be deemed to have been paid to the Executive.

     (b) Upon payment to the Executive of a Gross-Up Payment, the Company shall provide the Executive with a written statement showing the Company's computation of such Gross-Up Payment and the Excess Parachute Payments and Excise Tax to which it relates, and setting forth the Company's determination (which shall be reasonably determined) of the amount of gross income the Executive is required to recognize as a result of such payments and the Executive's liability for the Excise Tax. The Executive shall cause the Executive's federal, state, and local income tax returns for the period in which the Executive receives such

Gross-Up Payment to be prepared and filed in accordance with such statement, and upon such filing, the Executive shall certify in writing to the Company that such returns have been so prepared and filed. At the Executive's request, the Company shall furnish to the Executive, at no cost to the Executive, assistance in preparing the Executive's federal, state, and local income tax returns for the period in which the Executive receives such Gross-Up Payment in accordance with such statement. Notwithstanding the provisions of Section 15(a), the Company shall not be obligated to indemnify the Executive from and against any tax liability, cost or expense (including, without limitation, any liability for the Excise Tax or attorneys' fees or costs) to the extent such tax liability, cost or expense is attributable to the Executive's failure to comply with the provisions of the Section 15(b).

     (c) If any controversy arises between the Executive and a Taxing Authority with respect to the treatment on any return of the Gross-Up Amount, or of any payment the Executive receives from the Company as an Excess Parachute Payment, or with respect to any return which a Taxing Authority asserts should show an Excess Parachute Payment, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (a "Controversy"), the Company shall have the right, solely with respect to a Controversy, to direct the Executive to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure with any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and the Executive shall not take any of such steps without the prior written approval of the Company. If the Company elects, the Executive shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability the Executive may incur as a result of such payment. The Executive shall promptly notify the Company of any communication with a Taxing Authority, and the Executive shall promptly furnish to the Company copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. The Executive shall cooperate fully with the Company in the handling of any Controversy by furnishing to the Company any information or documentation relating to or bearing upon the Controversy; provided, however, that the Executive shall not be obligated to furnish to the Company copies of any portion of the Executive's tax returns which do not bear upon, and are not affected by, the Controversy.

     (d) The Executive shall pay over to the Company, within ten (10) days after the Executive's receipt thereof, any refund the Executive receives from any Taxing Authority of all or any portion of the Gross-Up Payment or the Excise Tax, together with any interest the Executive receives from such Taxing Authority on such refund. For purposes of this Section 15(d), a reduction in the Executive's tax liability attributable to the previous payment of the Gross-Up Amount or the Excise Tax shall be deemed to be a refund. If the Executive would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except the a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, the Executive shall pay the amount of such offset over to the Company together with the amount of interest the Executive would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           /s/ Timothy D. Romani
                                        -------------------------------------
                                        Timothy D. Romani, Executive

                                        DENVER ARENA COMPANY, LLC
                                        BY:  ASCENT ENTERTAINMENT GROUP, INC.



                                        By   /s/ Charlie Lyons
                                          -----------------------------------
                                        Charlie Lyons
                                        Chairman, President and
                                        Chief Executive Officer

                                   GUARANTY

     Ascent Entertainment Group, Inc. hereby guarantees the performance of the obligations of Denver Arena Company, LLC (the "Company") in the Employment Agreement dated as of July 1, 1997 between the Company and Timothy D. Romani.

                       ASCENT ENTERTAINMENT GROUP, INC.

                                        By:/s/ Charlie Lyons
                                           ----------------------------------
                                        Charlie Lyons
                                        Chairman, President and
                                        Chief Executive Officer

                                   EXHIBIT A
                                   ---------

                          DUTIES AND RESPONSIBILITIES

                               TIMOTHY D. ROMANI
                 President and General Manager, Arena Project


     (a) General responsibility for the design and construction of the Arena Project in accordance with policies and procedures of the Company and Ascent, including

          (i) selecting and managing all personnel and professional service contracts necessary to the project,

          (ii) establishing and maintaining project budgets, accounts and schedules,

          (iii) securing all government approvals required for project execution,

          (iv) in consultation with the President and CEO and Executive Vice President, Chief Operating Officer and Chief Financial Officer of Ascent, selecting and arranging for project financing,

          (v) coordinating all project consultants, designers and contractors for project planning and execution,

          (vi) determining staffing requirements, selecting and managing all administrative staff,

          (vii) furnishing periodic reports to the President and CEO and Executive Vice President and Chief Operating Officer of Ascent which describe the project status with specific information pertaining to budget, schedule, requisitions and forecast, and

          (viii) coordinating and overseeing all project pre-opening and start-up activities.

     (b) Upon completion of the Arena Project, general responsibility for the management and operations of the facilities, including,

          (i) placing Arena Project in service and managing operations of the facilities including determining staffing requirements, recruitment, selection, and hiring of all staff and consultants necessary for the full usage and function of the facilities, and

          (ii) such other facility development or related duties as agreed upon by the Executive and the President and CEO of Ascent in accordance with this Agreement.

                                   EXHIBIT B
                                   ---------


                                COMPLETION DATE


          In connection with the provisions of Section 2(b)(ii)(D) of this Agreement, the Completion Date is hereby established as October 1, 1999. This Completion Date anticipates a construction start no later than October 31, 1997 and any delay to that construction start date will require an adjustment to the Completion Date to be mutually agreed upon by the parties.

                                   EXHIBIT C
                                   ---------

                                PROJECT BUDGET

          In connection with the provisions of Section 2(b)(ii)(E) of this Agreement, the Project Budget is hereby established at $139,250,000.00. The following itemization is intended to provide a general and flexible breakdown of the Project Budget and is not to be utilized, in any way, toward interpreting the provisions of Section 2(b)(ii)(E):

          Construction Hard Costs                           $ 94,750,000
          Concession Build-out                              $  7,350,000
          Arena FFE                                            4,500,000
          Scoreboard                                           4,500,000
          Permits, Testing & Fees                              1,500,000
          Construction Management                              4,500,000
          Architectural, Engineering & Consultants             8,400,000
          Legal Services                                       2,150,000
          Start-Up Consultants                                   700,000
          Sales & Marketing Costs                                800,000
          Pre-Opening Administrative Costs                     1,000,000
          Property Tax During Construction                       850,000
          Insurance Fees During Construction                   2,250,000
          Project Contingency                               $  6,000,000

          TOTAL PROJECT BUDGET                              $139,250,000

     This budget excludes capitalized interest costs and payments made in connection with acquiring the interests of The Anschutz Corporation in the Arena Project. This budget assumes a groundbreaking on or before October 31, 1997 and a completion date of October 1, 1999. Any material revision to this construction schedule would require an adjustment to this budget, to be mutually agreed upon by the parties to this Agreement.